                                                                    EXHIBIT 99.1

[R RUSSELL CORPORATION LOGO]


For Immediate Release:               Contact:  Thomas Johnson (Financial)
                                               (678) 742-8181
                                               Nancy Young (Media)
                                               (678) 742-8118



                           RUSSELL CORPORATION REPORTS
                           2003-THIRD QUARTER RESULTS

                        -------------------------------

                      INCREASES GUIDANCE FOR FULL-YEAR 2003


ATLANTA, GA (October 30, 2003) - Russell Corporation (NYSE: RML) today reported fiscal 2003-third quarter net income of $18.5 million, or $.56 per diluted share, versus $23.4 million, or $.72 per diluted share, in the prior year. The 2003-third quarter results included an after-tax charge of ($.03) per share associated with the Company's Operational Improvement Program (discussed below). Excluding this item, net income in the quarter would have been $19.3 million, or $.59 per share. Prior year earnings per share included an after-tax charge of ($.10) per share related to increasing the Company's bad debt reserve. Excluding this item, net income for the 2002-third quarter would have been $26.5 million, or $.82 per share.

First Call reports analysts' estimates for the Company's 2003-third quarter earnings ranged between $.45 and $.51 per share, with a consensus estimate of $.48 per diluted share.

For the 2003-third quarter, net sales were $388.0 million, an increase of $1.0 million from last year's third quarter sales of $387.0 million. In the U.S., net sales were $360.0 million compared to $362.7 million in the year ago quarter. For the 2003-third quarter, net sales in the Athletic channel were up over 20%, driven by the Company's acquisitions of Spalding and Bike. Net sales in the Mass Retail channel were up less than 1% from the year-ago quarter. Net sales in the Artwear/Careerwear channel were down over 20%, reflecting lower pricing and the reduction of inventories in the distributor market. International net sales were $28.0 million, an increase of 15% or $3.7 million, reflecting the positive effects of foreign currency translation and sales growth in markets such as Europe and Japan.

Gross profit was $112.6 million, or a 29.0% gross margin, for the 2003-third quarter versus a gross profit of $120.5 million, or a 31.1% gross margin, in the prior year. During the 2003-third quarter, gross profit was positively impacted by the acquisitions of Spalding, Bike and Moving Comfort, and by on-going cost savings initiatives. However, these positive impacts were more than offset by:
(i) pricing pressures and lower volumes, primarily in the distributor market of the Artwear channel; (ii) additional costs for new product features; (iii) higher pension and medical insurance costs; and (iv) higher raw material costs for cotton and polyester.

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Selling, general and administrative expenses ("SG&A") for the 2003-third quarter were $73.6 million, or 19.0% of net sales, versus $74.7 million, or 19.3% of net sales, in the comparable period last year. SG&A expenses in the 2003-third quarter decreased $1.1 million, or 1.5%, versus the year-ago quarter, principally as a result of lower bad debt reserves and the benefits of various costs savings initiatives across the organization. These improvements allowed the Company to offset the incremental SG&A expenses from its acquisitions as well as the additional expenses for marketing and advertising. For the 2003-third quarter, total marketing expenses increased approximately $5 million over the comparable period last year.

YEAR-TO-DATE RESULTS

For the nine months ended October 5, 2003, net sales were up $28.0 million to $883.9 million, a 3.3% increase over the prior year's sales of $855.9 million. Gross profit was $252.8 million, or a 28.6% gross margin, for the first nine months of fiscal 2003 versus a gross profit of $246.5 million, or a 28.8% gross margin, in the prior year. SG&A expenses for the first nine months of fiscal 2003 were $181.5 million, or 20.5% of net sales, versus $174.5 million, or 20.4% of net sales in the comparable period last year.

For the first nine months of fiscal 2003, net income was $28.6 million, or $.87 per diluted share, versus $19.8 million, or $.62 per diluted share, in the comparable period last year. Excluding the after-tax charge of ($.03) per share associated with the Operational Improvement Program in the 2003-third quarter, net income for the first nine months of fiscal 2003 would have been $29.4 million, or $.90 per diluted share. For the first nine months of fiscal 2002, earnings per share included an after-tax charge of ($.39) per share associated with the early retirement of debt, an after-tax gain of $.05 per share associated with the sale of non-core assets, and an after-tax charge of ($.10) per share related to increasing the Company's bad debt reserve. Excluding these items, net income in the period would have been $34.0 million, or $1.05 per diluted share.

OUTLOOK

Previously, the Company indicated that sales for the 2003-fiscal year were expected to be in the range of $1.22 billion to $1.25 billion and net income in the range of $1.25 to $1.35 per share. The Company now anticipates sales for the 2003-fiscal year to be in the range of $1.21 billion to $1.23 billion. For the 2003-fiscal year, net income, before any expenses associated with the Company's Operational Improvement Program, is now forecasted to be in the range of $1.31 to $1.39 per share. This range does not include anticipated after-tax expenses of approximately $4 million to $5 million, or $.14 per share to $.16 per share related to the Operational Improvement Program. The anticipated costs of the Program include severance and other cash expenses associated with a workforce reduction, as well as non-cash expenses related to the disposal of various idle assets. Approximately 40% of these expenses are expected to be non-cash.

"For the 2003-fourth quarter, we are forecasting sales to be in the range of $325 million to $345 million, an increase of 7% to 12%, due to the expected strong performance of Spalding and the successful marketing campaigns for Russell Athletic and JERZEES," said Jack Ward, chairman and CEO. "We anticipate that our 2003-fourth quarter net income, before any expenses


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associated with our Operational Improvement Program, will be in the range of
$0.41 to $0.49 per share." First Call reports analysts' estimates for Russell's 2003-fourth quarter earnings range between $0.41 and $0.49 per share, with a consensus estimate of $0.45 per share.

"As we look ahead, Russell will continue its aggressive actions to build sales and profits for both the Athletic and Activewear sides of the business," said Ward. "For example, in the Athletic Group, Russell Athletic has made excellent progress with an exciting marketing partnership with ESPN ABC Sports and several new product introductions, such as Dri-POWER(R), which have helped drive sales up more than 5% year-to-date. In fact, "Sporting Goods Business" magazine recently described Russell Athletic's Dri-POWER(R) product as `exceptional' in a comparison of leading moisture-management products.

"The Spalding acquisition has continued to perform well, and we believe there are substantial upside opportunities for the brand," continued Ward. "We also see the future potential for the BIKE and MOVING COMFORT brands beginning to take shape. For Bike, we are building on its rich heritage and leadership position in the youth and recreation sports apparel and sports medicine/ protective markets. For Moving Comfort, we already have six new test programs in 2004 with major retailers.

"In the Activewear Group, our Jerzees Spotshield(TM) sweatshirts that were introduced at Wal-Mart for the Fall 2003/Winter 2004 seasons have been selling well," said Ward. "In the Artwear market, we are the leader in fleece and plan to continue to grow our business. For 2004, we have added a major new distributor in the Artwear market. In addition, the two largest distributors, Broder and Alpha, have completed their merger and have expanded their offering of Russell products for next year." Russell is believed to be the largest supplier for Broder/Alpha and they are Russell's second largest customer.

"As we forecast sales and earnings for 2004, we are approaching our business cautiously, given the highly competitive pricing environment in the Activewear business coupled with significantly higher fiber costs," said Ward. "We are preliminarily forecasting 2004 sales to be in the range of $1.28 billion to $1.32 billion. With our 2004 fiber costs currently projected to be about 25% to 30% higher than 2003, we are forecasting net income to be in the range of $1.35 to $1.55 per share."

OPERATIONAL IMPROVEMENT PROGRAM

"Over the past five years, we have aggressively reduced costs in all areas of our business," said Ward. "In conjunction with the realignment of the organization, we are announcing an additional Operational Improvement Program targeting $50 million in pre-tax cost reductions to offset anticipated price decreases, higher fiber costs and other cost increases for fiscal 2004. This comprehensive plan includes improving operating efficiencies and asset utilization, while streamlining processes in both our manufacturing and administrative areas such as: (i) expanded production in Haiti versus higher cost contractors; (ii) lower sourcing costs; (iii) increased efficiencies in domestic textile operations; and (iv) improved distribution costs."


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As part of this initiative, Russell announced that by December 31, 2003, it expects to reduce its salaried and administrative office staff by approximately 10%, or by 100 to 110 positions. This organizational change is expected to result in annualized pre-tax savings of $8 million to $10 million and will cost approximately $3 million after-tax in severance and other expenses, of which approximately 30% was incurred in the 2003-third quarter and approximately 70% will be incurred in the 2003-fourth quarter.

Russell has also realigned its operations to increase focus on both its athletic and activewear businesses. Under this structure, manufacturing, distribution and some administrative functions will be combined with sales and marketing to create a separate Athletic Group and an Activewear Group. "As previously announced, Julio Barea, one of the most experienced CEO's in the industry, will lead the Activewear Group, creating a fully integrated marketing and supply chain," said Ward.

In addition, Russell recently announced the construction of a new textile plant in Honduras for both tee shirts and fleece production, which will support the realignment with a fully-integrated, low-cost production facility. Once fully operational in 2006, the annual pre-tax savings from Phase I of the Merendon Plant in Choloma, Honduras should be approximately $15 million to $20 million.

"These announcements reflect our continued efforts to better align the Company's manufacturing strategies, processes and facilities with today's global marketplace and are consistent with similar actions that we have taken in the past five years," added Ward. "All of these actions have been designed to build sales, drive quality, reduce costs and optimize asset utilization. We believe that these changes will contribute to the long-term success of the Company, which is our goal for stockholders and employees alike."

CONFERENCE CALL INFORMATION

Management will have a conference call today (October 30, 2003) at 8:30 a.m. eastern time to discuss the third quarter results. The call may be accessed at
(877) 264-7865 (domestically), or (706) 634-4917 (internationally), and use conference ID number 3207079. The call will also be simultaneously webcast via the Investor Relations homepage of the Company's website at www.russellcorp.com. A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

ABOUT RUSSELL CORPORATION

Russell Corporation is a leading branded athletic, outdoor and activewear company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The Company's brands include: Russell Athletic(R), JERZEES(R), Mossy Oak(R), Cross Creek(R), Discus(R), Moving Comfort(R), Bike(R), Spalding(R), and Dudley(R). The Company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.


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FORWARD LOOKING STATEMENT

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "continue", "could", "may", "plan", "project", "predict", "will" and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) economic conditions; (b) risks related to the Spalding business; (c) risks related to our overall acquisition strategy; (d) foreign currency exchange rates; (e) significant competitive activity, including promotional and price competition; (f) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (g) price volatility of raw materials; (h) our ability to implement and achieve the goals of our Operational Improvement Program; (i) the success of our marketing and advertising programs; (j) risks associated with new products and new product features; (k) the collectibility of receivables from our customers; (l) risks associated with our planned textile plant in Honduras; (m) pension expenses; (n) the costs of insurance and other selling, general and administrative expenses;
(o) risks associated with our organization changes; and (p) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.



                              - Tables to follow -


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                               RUSSELL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                       13 WEEKS ENDED                    39 WEEKS ENDED
                                                   10/5/03          9/29/02          10/5/03          9/29/02
                                                ------------     ------------     ------------     ------------
                                                 (UNAUDITED)      (UNAUDITED)     (UNAUDITED)       (UNAUDITED)
Net sales                                       $    388,001     $    386,987     $    883,909     $    855,882
Cost of goods sold                                   275,394          266,458          631,094          609,421
                                                ------------     ------------     ------------     ------------
      Gross profit                                   112,607          120,529          252,815          246,461

Selling, general and
      administrative expenses                         73,627           74,724          181,504          174,484
Other expense (income) - net                           1,382              225            2,801           (2,533)
                                                ------------     ------------     ------------     ------------
      Operating income                                37,598           45,580           68,510           74,510

Interest expense                                       7,826            8,379           22,436           22,807
Debt retirement charge (1)                                --               --               --           20,097
                                                ------------     ------------     ------------     ------------

      Income before income taxes                      29,772           37,201           46,074           31,606

Provision for income taxes                            11,313           13,838           17,508           11,757
                                                ------------     ------------     ------------     ------------

       Net income                               $     18,459     $     23,363     $     28,566     $     19,849
                                                ============     ============     ============     ============


Weighted-average common shares outstanding:
      Basic                                       32,451,194       32,164,310       32,337,036       32,094,366
      Diluted                                     32,815,822       32,323,490       32,692,172       32,261,775

Net income per common share:
      Basic                                     $       0.57     $       0.73     $       0.88     $       0.62
      Diluted                                   $       0.56     $       0.72     $       0.87     $       0.62

Cash dividends per common share                 $       0.04     $       0.04     $       0.12     $       0.12


(1) The charge for the early retirement of debt, associated with our debt refinancing in 2002, has been reclassified to conform with Statement of Financial Accounting Standard No. 145 ("SFAS No. 145"). Prior to the adoption of SFAS No. 145, this charge was properly classified net of tax as an extraordinary item.



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                              RUSSELL CORPORATION
                         UNAUDITED FINANCIAL HIGHLIGHTS
                             (DOLLARS IN THOUSANDS)



                                            13 WEEKS ENDED            39 WEEKS ENDED
                                         10/5/03      9/29/02      10/5/03      9/29/02
                                         --------     --------     --------     --------
NET SALES BY DISTRIBUTION CHANNEL
Domestic Athletic                        $121,108     $100,543     $277,805     $220,100
Domestic Mass Retail                      147,796      147,509      258,564      248,787
Domestic Artwear/Careerwear                91,135      114,681      269,490      321,628
International Activewear                   27,962       24,254       78,050       65,367
                                         --------     --------     --------     --------
      Consolidated total                 $388,001     $386,987     $883,909     $855,882
                                         ========     ========     ========     ========


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                               RUSSELL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
            (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                10/5/03           1/4/03          9/29/02
                                                             -----------       -----------       -----------
       ASSETS                                                (UNAUDITED)         (NOTE 1)        (UNAUDITED)
       ------
Current assets:
     Cash                                                    $    22,480       $    68,619       $    21,921
     Accounts receivable, net                                    272,927           148,915           261,651
     Inventories                                                 357,692           306,658           331,101
     Prepaid expenses and other current assets                    15,236            15,373            21,655
     Deferred income taxes                                            --                --             4,815
     Income tax receivable                                            --            11,280                --
                                                             -----------       -----------       -----------

           Total current assets                                  668,335           550,845           641,143

Property, plant & equipment, net                                 307,858           332,009           335,948

Other assets                                                     142,581            80,261            77,907
                                                             -----------       -----------       -----------

           Total assets                                      $ 1,118,774       $   963,115       $ 1,054,998
                                                             ===========       ===========       ===========


       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------

Current liabilities:
     Accounts payable                                        $    93,699       $    71,291       $    82,677
     Accrued expenses                                             90,189            75,678            99,018
     Deferred income taxes                                         5,647             6,505                --
     Short-term debt                                               1,745             7,253             6,866
     Current maturities of long-term debt                          2,500             5,000             2,500
                                                             -----------       -----------       -----------

           Total current liabilities                             193,780           165,727           191,061

Long-term debt, less current maturities                          362,581           265,000           343,485

Deferred liabilities:
     Income taxes                                                  9,377             9,384            19,595
     Pension and other                                            54,186            55,751            28,187

Commitments and contingencies                                         --                --                --

Stockholders' equity:
     Common Stock, par value $.01 per share; authorized
         150,000,000 shares, issued 41,419,958 shares                414               414               414
     Paid-in capital                                              40,409            42,877            43,128
     Retained earnings                                           700,028           675,448           662,278
     Treasury stock, at cost (8,940,671 shares at
         10/5/03; 9,233,545 shares at 1/4/03 and
          9,246,560 shares at 9/29/02)                          (209,951)         (218,113)         (218,563)
     Accumulated other comprehensive loss                        (32,050)          (33,373)          (14,587)
                                                             -----------       -----------       -----------
           Total stockholders' equity                            498,850           467,253           472,670
                                                             -----------       -----------       -----------

           Total liabilities & stockholders' equity          $ 1,118,774       $   963,115       $ 1,054,998
                                                             ===========       ===========       ===========

Note 1 - Derived from audited financial statements.


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